                Exhibit 99.1

PHOENIX COLOR CORP. ANNOUNCES 2004 YEAR END RESULTS

	Year Ended December 31				Three Months Ended December 31
	2004		2003		2004		2003
	$	%	$	%	$	%	$	%

Sales	98.6	100.0	106.2	100.0	22.8	100.0	24.1	100.0
Cost of sales	72.0		73.7		16.8		17.3
Gross profit	26.6	27.0	32.5	30.6	6.0	26.3	6.8	28.2
Operating expenses	15.5		15.2		5.0		5.0
Income (loss) from operations	11.1	11.3	17.3	16.3	1.0	4.4	1.8	7.5
Interest	12.2		12.1		2.4		3.1
Other (income) expenses	(0.2)		—		—		—
Loss before income taxes	(0.9)		5.2		(1.4)		(1.3)
Income taxes provision (benefit)	(0.4)		—		(0.4)		—
Income (loss) from continuing operations	(0.5)		5.2		(1.0)		(1.3)
Loss from discontinued operations	(12.7)		(8.0)		7.8		2.1
Net Loss	(13.1)		(2.8)		(8.8)		(3.4)

Results for the Three Months Ended December 31, 2004

Consolidated net sales decreased $1.3 million, or 5.4%, to $22.8 million for the three months ended December 31, 2004, from $24.1 million for the same period in 2003. The decrease was primarily attributable to lower sales of book components and books in Rockaway.

Consolidated gross profit decreased $800,000, or 11.8%, to $6.0 million for the three months ended December 31, 2004, from $6.8 million for the same period in 2003. The decrease was primarily attributable to a decrease in sales combined with a decrease in the gross profit margin to 26.3% for the three months ended December 31, 2004, from 28.2% for the same period in 2003. The decrease in the gross profit margin was primarily attributable to increased material costs and overhead costs as a percentage of sales.

Operating expenses remained unchanged at $5.0 million for the three months ended December 31, 2004 and 2003. This was primarily due to management’s controlling overhead costs.

Operating income decreased $800,000 to or 44.4% to $1.0 million for the three months ended December 31, 2004 from $1.8 million for the same period in 2003. The decrease was due primary to the decrease in the gross profit.

Interest expense decreased $700,000, or 22.5%, to $2.4 million for the three months ended December 31, 2004, from $3.1 million for the same period in 2003. The decrease was mainly attributable to a decrease in average borrowings under the revolving line of credit and the paydown of capital leases.

An income tax benefit of $400,000 was realized in the period ended December 31, 2004 from a refund receivable resulting from a tax audit by the Internal Revenue Service.

On December 29, 2004, the manufacturing assets of the book manufacturing facility in Hagerstown, Maryland were sold to R.R. Donnelley. In accordance with Generally Accepted Accounting Principles, the operations of that facility have been accounted for as a loss from discontinued operations, and prior years have been restated to conform to this accounting. Included in the loss of $7.8 million from discontinued operations for the three months ended December 31, 2004, is a loss on the sale of manufacturing assets of $5.6 million. Excluding this loss on sale of assets, the loss from normal operations was $2.2 million for the three months ended December 31, 2004 compared to $2.1 million for the same period in 2003.

The net loss increased $5.4 million to $8.8 million for the three months ended December 31, 2004, from $3.4 million for the same period in 2003 due to the factors described above.

Results for the Year Ended December 31, 2004

Sales decreased $7.6 million or 7.1% to $98.6 million for the year ended December 31, 2004, from $106.2 million for the same period in 2003. This decrease was primarily the result of a decrease in volume of sales of book components. The decrease in sales is primarily the result of a soft book publishing market, with shorter runs, excess manufacturing capacity and more aggressive pricing.

Gross profit decreased $5.9 million or 18.2% to $26.6 million for the year ended December 31, 2004, from $32.5 million for the same period in 2003, and the gross profit margin decreased to 27.0% for the year ended December 31, 2004, from 30.6% for the same period in 2003. The decrease in the gross profit margin was primarily attributable to decreased sales in part caused by competitive pricing and increases in combined material and overhead costs as a percentage of sales.

Operating expenses remained relatively unchanged at $15.5 million for the year ended December 31, 2004, compared to $15.2 million for the same period in 2003.

Operating income decreased $6.2 million, or 35.8%, to $11.1 million for the year ended December 31, 2004, from $17.3 million for the same period in 2003. The decrease was primarily attributable to the decline in gross profit.

Interest expense remained relatively unchanged at $12.2 million for the year ended December 31, 2004, compared to $12.1 million for the same period in 2003. The increase was due to the non-cash adjustment in the valuation of the interest rate swap between December 31, 2004 and December 31, 2003, which resulted in a charge to interest of $600,000.

An income tax benefit of $400,000 was realized in the period ended December 31, 2004 from a refund receivable resulting from a tax audit by the Internal Revenue Service. No provision or benefit was recorded for the year ended December 31, 2003.

On December 29, 2004, the manufacturing assets of the book manufacturing facility in Hagerstown, Maryland were sold to R.R. Donnelley. In accordance with Generally Accepted Accounting Principles, the operations of that facility have been accounted for as a loss from discontinued operations, and prior years have been restated to conform to this accounting. Included in the loss of $12.7 million from discontinued operations for the year ended December 31, 2004, is a loss on the sale of manufacturing assets of $5.6 million. Excluding this loss on sale of assets, the loss from normal operations was $7.1 million for the three months ended December 31, 2004 compared to $8.0 million for the same period in 2003.

Our net loss increased $10.3 million, to $13.1 million for the year ended December 31, 2004, from $2.8 million for the same period in 2003, due to the factors described above.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of Phoenix Color Corp. and its management with respect to the future performance of the Company. Such statements are subject to a variety of risks and uncertainties, many or which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described under “Risk Factors” in the Company’s Prospectus. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Date of conference call:	April 1, 2005
Time of conference call:	3:30 PM
Conference call telephone number:	888-889-2034
Pass code:	LaSorsa
Leader’s name:	Louis LaSorsa